Exhibit 10.1

Smart Telecommunication Terminal Production Line Project in Jiangnan District of Nanning City

(Phase I)

Investment Agreement

[Unofficial English Translation]

The Parties to the Agreement:  People’s Government of Jiangnan District in Nanning City

United Time Technology Co., Ltd.

Jiangnan District, Nanning City, Guangxi Zhuang Autonomous Region

October 2021

To accelerate the agglomeration of electronic information and other strategic emerging industries, promote the high-quality industrial development of Nanning, and speed up the construction of a modern economic system, the People’s Government of Jiangnan District in Nanning and United Time Technology Co., Ltd. have reached the following terms on relevant investment matters upon the full consultation in accordance with the requirements of relevant laws and regulations and the principles of equality, voluntariness, mutual benefit and mutual development:

I. Parties to the Agreement

Party A: People’s Government of Jiangnan District in Nanning

Party B: United Time Technology Co., Ltd. (NASDAQ listing code: UTME)

II. Definition and Interpretation

2.1 Unless otherwise agreed in the Agreement, for the purposes of the Agreement, the following terms shall have the meaning assigned to them below:

2.1.1 “The Project” or “Project”: refers to the “Nanning Production Base Project” invested by Party B within the management scope of Party A.

2.1.2 Total Project Investment: refers to the sum of expenses invested after all the projects are completed and put into operation, and is based on bills or audit reports recognized by laws and regulations. The data of Party B’s associates or subordinates registered in the place where Party A is located are calculated together.

2.1.3 Output Value: refers to the total value of sold or available-for-sale industrial products produced by an industrial enterprise in a certain period of time (including equipment and decoration investment). The data of Party B’s affiliates or subsidiaries registered in the place where Party A is located are calculated together.

2.1.4 Taxable Amount: refers to the total tax amount (excluding export tax rebate but including personal income tax) paid by Party B to the Tax Department in Nanning of Guangxi during production and operation, and the taxable amount shall be subject to the tax payment voucher or tax payment certificate issued by the Tax Department. The data of Party B’s associates or subordinates registered in the place where Party A is located are calculated together.

2.1.5 Supporting Policy: refers to various subsidies, allowances and supports agreed in the Agreement, including but not limited to loan concessions, logistics subsidies, rent reduction and exemption, talent concessions and recruitment subsidies for coordinating financial institutions.

2.2 Other Expressions

2.2.1 Unless otherwise specified in the Agreement, the terms and annexes mentioned in the Agreement are the terms and annexes of the Agreement.

2.2.2 Unless otherwise specified in the Agreement, “a Party” or “the Parties” shall be one or both parties to this Agreement, including their respective subjects who lawfully inherit their rights and obligations and the assignee agreed by the other party.

2.2.3 The days, weeks, months and years mentioned in this Agreement refer to the days, weeks, months and years of the Gregorian calendar.

2.2.4 Where the requested payment date is a non-working day, the requested payment date shall be regarded as the next working day.

2.2.5 “Including” shall be interpreted as “including but not limited to”.

2.2.6 Any agreement or document also includes its revised, updated, supplemented or replaced version.

2.2.7 Provisions containing the words “consent (agree)”, “reach a consensus” or “agreement” are required to be recorded in writing; “written” or “in writing” means handwritten, typewriting, printing or electronic records that can be kept permanently.

2.2.8 Unless otherwise specified, the currency unit mentioned in the Agreement is RMB.

III. Project Construction and Business Plan

3.1 Construction Contents of Project

With a total investment of RMB 150 million in phase I project, this project will set up 6 Siemens D Series high-speed pick and place lines and 8 test lines in the factory (covering about 20,000m2, and is subject to the actual leased area) on 1st - 5th floors of Building A5, Industrial Investment (Jiangnan) Enterprise Park, No. 12 Xiajin Road, Jiangnan District, Nanning, with an annual production capacity of 18 million pieces. Eight mobile phone assembly production lines will be set up, with an estimated annual production capacity of 6 million sets. In addition, 2-3 smart wearable product lines will be built, with some being automated. It is engaged in production of mobile phones, triple-proofing mobile phones, tablet computers, smart speakers, intelligent wearable products and car products.

After the phase I project is implemented, the industrial land for the phase II project shall be invested and purchased based on the progress and achievements of the Project.

3.2 Objectives of the Project

Construction of phase I project is planned to be launched in 2021, with a total investment of RMB 150 million, and shall be put into production according to Article 4.2.9 of Agreement after the commencement.

Given Party A’s support policy, Party B undertakes to locate its main production base in Party A’s jurisdiction and make more contributions to Party A’s economy, with the main output value and tax payment being included in Party A’s statistical data according to law.

When the annual output value of Party B’s Project Company reaches RMB 1.2 billion and the annual tax payment reaches RMB 12 million, Party A will provide industrial land with an area of about 5.3 hectares within 12 months, and the site is located in Shajing Sub-district Office, Jiangnan District, Nanning City. Party B shall go through open bidding procedures to invest in the phase II construction project. If Party B wins the land for the phase II project, the subsidies, allowances and supporting policies for logistics, recruitment and loans in the phase II project shall not be lower than those in the phase I project. The subsidy for the phase II construction project shall not be less than RMB 1000/m2 as stipulated in the law.

IV. Responsibilities and Obligations of the Parties

4.1 Responsibilities and Obligations of Party A

4.1.1 Standard for delivering the factory building: Party A shall ensure that the electric power meets the requirements of 1500KVA, the main entity passes the fire control acceptance, and the factory environment meets the EIA requirements of the project.

4.1.2 According to the rent (including tax price) standard of RMB 20/m2/month, the Project Company shall pay the rent of the factory building based on the agreement of “Rent-free for the first three years and halved for the next two years” (only for the phase I project); the rent of 165 dormitories for three years is exempted (the delivery standard of dormitories is that wall putty is applied, floors are laid on the ground, electric circuits are set up in the houses and basic domestic electricity sockets are installed, water is supplied in the houses and basic domestic water taps are installed, and warm water is provided in the bathrooms of the houses). Party B shall submit written requests to Party A 10 working days in advance before using the dormitory, specifying the number of people and dormitories to be used. The total number of dormitories shall not exceed 165 sets, and the excess expenses shall be borne by Party B.

4.1.3 Subsidies for equipment relocation (phase I project). For the project of relocation of manufacturing industry with more than RMB 20 million investment in equipment by Party B, Party A may give a one-time subsidy for relocation and transportation of original equipment. The subsidy amount is 50% of the actual expenditure of equipment relocation expenses, and the maximum amount is not more than RMB 1 million. Party B shall provide corresponding payment vouchers (including but not limited to invoices and contracts) for the actual expenses of relocation expenses.

4.1.4 During the period from January 2022 to December 2024, Party A shall give 1% of the Output Value of the Project Company in the current year as logistics subsidy. Party A shall subsidize up to RMB 6 million (including RMB 6 million) every year for three consecutive years. Where the accumulated output value of Party B’s Project Company in three years reaches RMB 2.2 billion, Party A shall make up to Party B’s Project Company in the form of logistics subsidies at the amount of RMB 18 million minus the difference paid to Party B’s Project Company. Logistics subsidies shall be completed within six months after the end of the third year (Other financial subsidies, allowances and rewards obtained by Party A from higher authorities for the project from January 2022 to December 2024 can be regarded as the logistics subsidies made up). The annual logistics subsidies are calculated quarterly at 1/100 of the output value of the current quarter. The logistics subsidies can be applied for 4 times a year ( March, June, September and December of each year). After 2024, the Parties shall negotiate separately before implementation.

4.1.5 Recruitment subsidies for key labor-intensive enterprises during the emergency period. Party B may apply to Party A for corresponding employment rewards according to the Emergency Employment Support Plan for Newly Introduced Labor-intensive Key Enterprises in Jiangnan District.

4.1.6 Party A shall assist Party B in tax refund, transfer by letter, recruitment, identification of high-tech enterprises and other policy declarations and matters.

4.1.7 Bank loans. Party A shall coordinate with financial institutions to provide credit loans of RMB 20-40 million for Party B’s Project Company for the term of three years. In addition, Party A shall coordinate the application for preferential loans (the comprehensive loan interest rate shall not exceed 5% annualized), including but not limited to “Guihui Loan” and “Xinyi Loan”. If necessary, Party A shall coordinate with government financing platforms to provide guarantees and credit enhancement measures.

4.1.8 Party A shall pay/fulfill the supporting policies such as subsidies for equipment relocation and logistics subsidies in full and on time. Where Party A fails to pay/fulfill the supporting policies in full and on time, it shall bear the liability for breach of contract and the actual losses caused to Party B, and cannot investigate the liability for breach of contract of Party B.

4.1.9 When the annual output value of Party B’s Project Company reaches RMB 1.2 billion and the annual tax payment reaches RMB 12 million, Party A will provide industrial land with an area of about 5.3 hectares within 12 months, and the site is located in Shajing Sub-district Office, Jiangnan District, Nanning City. Party B shall go through open bidding procedures to invest in the phase II construction project. Where Party A fails to provide land in time, Party A shall constitute a breach of contract.

4.1.10 Party A shall give feedback to Party B’s application for subsidies, allowances and support based on the above clauses within 20 working days. In case of no feedback, Party A shall complete the relevant payment or support within 60 working days upon receiving the application. Party A shall verify the relevant supporting policies with Party B every year.

4.1.11 Preferential policies for talents

4.1.11.1 Party A shall give priority to providing 50 sets of houses for Party B’s qualified high-level talent in Jiangnan District. If the number of houses in Jiangnan District cannot meet the demand, it shall be solved in Nanning city.

4.1.11.2 In accordance with the Measures for Administration of Apartments for Nanning High-level Talent (N.B.F. [2019] No. 32), the policy-based rental short-term houses shall be provided for high-level talent introduced by the project.

4.1.11.3 Employees of Party B’s Project Company and its subordinates shall enjoy housing, education, medical care and other corresponding preferential policies in accordance with Action Plan and Supporting Policies for Deepening the Reform of Talent Development System and Mechanism in Nanning (referred to as 1+6 Talent Policy) and Measures on Speeding up the Talent Agglomeration and Following Through the Capital Strategy; The residential area purchased for key talents shall be implemented in accordance with the relevant talent policies of Nanning.

4.1.11.4 According to Nanning’s Action Plan for Deepening the Reform of Talent Development System and Mechanism and Building a Regional International Talent Highland Facing ASEAN (N.F. [2018] No. 17), for the managers and professional and technical personnel stationed by Party B and related parties in Nanning to serve as senior positions of enterprises for the implementation of this project, and pay personal income tax in Nanning, if he/she meets the provisions of the Measures for Incentive of Talents in Urgent Need in Nanning (N.C.G. [2019] No. 2), 5% of the after-tax salary paid by the employer within the jurisdiction of Nanning shall be given, and the same person shall be rewarded for no more than 3 years.

4.2 Responsibilities and Obligations of Party B

4.2.1 Party B shall complete the tasks of output value, tax revenue and industrial investment according to the contents agreed in section 3, Article 3.2 of the Agreement.

4.2.2 Within 15 working days upon signing the Agreement, Party B shall apply for the establishment of Project Company with independent legal personality in Party A’s jurisdiction and carry out independent accounting. Party B and the Project Company shall jointly assume all responsibilities and obligations under the Agreement (except for the obligations of capital contribution and equity transfer restrictions exclusively belonging to Party B), enjoy corresponding rights and pay taxes according to law in Party A’s jurisdiction. Upon the foundation of the Project Company, the Agreement shall be sealed for confirmation or a tripartite agreement shall be signed. Party B shall submit copies of the business license, the identity certificate of the legal representative and other relevant documents as annexes to the Agreement.

4.2.3 Party B (or its Hong Kong affiliate - UTime International Limited) shall establish a foreign-invested enterprise within the jurisdiction of Jiangnan District, with a foreign investment of no less than $2 million.

4.2.4 Party B shall strictly comply with the relevant investment management procedures, and the requirements of environmental protection, fire control, energy consumption, carbon emission requirements and construction of safety facilities of the project shall comply with relevant national laws, regulations and relevant industry standards.

4.2.5 In the process of project construction, production and operation, Party B shall abide by laws and regulations, work safely, pay taxes according to regulations, and cooperate with Party A and its superior authorities during management, inspection and supervision.

4.2.6 During the lease period, Party B shall not sublease the factory building or use it for other purposes without the written consent of Party A. Otherwise, Party A has the right to take back the factory building and require Party B to compensate for the loss according to the market standard rent from the date of subletting the factory building or using it for other purposes. The contract or use of the factory by party B’s affiliates or subsidiaries shall not be deemed as a breach of contract.

4.2.7 According to the requirements of Party A and its functional departments, while meeting the specifications of domestic and foreign listed companies, Party B shall submit all necessary statistical reports and materials on time to support Party A’s statistical work.

4.2.8 The supporting funds obtained by Party B must be used for normal enterprise project construction, business development, equipment purchase, and shall not be used for shareholders’ dividends and other non-business purposes. Party A has the right to carry out spot checks and supervise the use of Party B’s supporting funds. Where Party A finds that the supporting funds are used for non-business purposes, Party B shall immediately correct them within 30 days after receiving the notice from Party A. Otherwise, the supporting funds will be refunded.

4.2.9 Party B shall complete the renovation of the factory building within 3 months after signing the Agreement and after Party A completes the delivery of the factory building on time. Party B shall put the project into production within 4 months.

4.2.10 When the annual output value of Party B’s Project Company meets the agreed conditions, Party A shall provide about 5.3 hectares of industrial land, and Party B shall guarantee its participation in the land auction.

V. Liability for Breach of Agreement

5.1 The Agreement and any data and information related to the Agreement are trade secret information (except those required to be disclosed by Company Law, Listing Rules and other domestic and foreign laws and regulations), and neither party shall disclose or provide it to any third party in any way without the prior written consent of the other Party, nor disclose it in any way. If the Parties disclose secrets in violation of the provisions of the Clause, resulting in adverse effects or losses to the other Party, the disclosure party shall bear the responsibility to the other Party and compensate for the losses.

5.2 Without the consent of Party A, Party B shall not transfer the registration relationship and tax relationship of Party B’s Project Company out of Party A’s jurisdiction or transfer the controlling equity to a third party within 5 years from the date of signing the Agreement. Otherwise, the Agreement will be automatically terminated, and the legal responsibilities of relevant responsible Parties will be investigated. In this case, Party A has the right to unilaterally terminate any supporting reward to Party B, and Party B shall refund the supporting award related to Party A paid by Party A within 3 months. Party B can adjust the ownership structure within the group, and the associated or subordinated companies hold shares in the Project Company.

5.3 Where Party B applies for support and reward but provides false data, Party A has the right to stop rewarding Party B until Party B makes corrections. If paid, Party A has the right to withdraw the award involved in false declaration, and Party B shall refund it within 3 months.

5.4 Where Party B fails to fulfill the obligations agreed in Article 3.2, it shall bear the liability for breach of contract as agreed.

5.5 Party A shall deliver the standard factory building of 20,000m2 to Party B within 15 working days after signing the Contract. If it fails to deliver it on time, Party B’s project construction period will be postponed. During the postponed period, Party B will not bear the relevant responsibility for delaying the realization of output value tax due to the delay of construction period.

5.6 Where Party A’s breach of contract leads to the failure to realize the purpose of the Contract (the main supporting policies are not fulfilled and the land of Phase II Project is not provided), Party A shall bear the liability for breach of contract to Party B.

VI. Others

6.1 For matters not covered in the Agreement, the Parties may sign a supplementary agreement, which has the same legal effect as the Agreement.

6.2 All disputes arising out of the performance of, or relating to the Agreement, shall be settled amicably through negotiation. Where negotiation fails, either party has the right to bring a lawsuit to the court with jurisdiction where it is located. This Agreement is governed by the laws of the People’s Republic of China.

6.3 If Party B encounters obstacles or delays in performing its obligations under the Agreement due to force majeure events (including but not limited to fire, epidemic or other accidents, natural disasters, strikes, wars or other riots, social emergencies), Party B shall notify Party A in time. According to the influence of force majeure, Party A and Party B shall negotiate separately the time for completing the above output value target.

6.4 In case of major national policy adjustment, worldwide financial crisis, major infectious diseases, war and other force majeure factors that fail to fulfill the output value and tax requirements of the Agreement, the relevant contents of the agreement can be revised and adjusted after the Parties reach an Agreement through consultation. In case of delay or failure to perform the obligations stipulated in the relevant provisions of the Agreement due to force majeure and no fault of either Party, the situation does not constitute a breach of contract, but each Party must take all necessary remedial measures to avoid or reduce the losses caused, and submit to the other party within 30 days after the occurrence of force majeure a report stating that the agreement cannot be performed or partially cannot be performed or the performance needs to be postponed. In addition, a force majeure certificate issued by the relevant authorities shall be provided.

6.5 The address, telephone number and contact specified by each Party in the agreement are the mailing address, contact telephone number and contact of each Party. Where either Party changes them, it shall notify the other Party in writing within 3 working days from the date of change. Otherwise, the party changing the information shall bear the responsibility that the notice cannot be delivered. Where the notice and written materials sent by a Party according to the above address are returned due to incorrect address or rejection by the other Party, the date of return shall be deemed as the date of delivery. Addresses of all parties specified in the Agreement shall also be the addresses for service of litigation legal documents.

6.6 The Agreement is a commercial agreement reached through voluntary negotiation by all Parties in quadruplicate, with each Party holding two copies, which shall come into effect as of the date when the legal representatives or authorized representatives of the Parties sign or seal and affix the official seal of the unit.

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The page is the signature page of the Investment Agreement between Jiangnan District People’s Government of Nanning City and United Time Technology Co., Ltd.

Party A: People’s Government of Jiangnan District in Nanning City

Legal representative or authorized representative (signature): /s/ Guosheng Bai

People’s Government of Jiangnan, Nanning (Seal Affixed)

Contact: Li Jun

Address: No. 19, Zhuangjin Avenue, Jiangnan District, Nanning

Tel.: 13978177288

Party B: United Time Technology Co., Ltd.

Legal representative or authorized representative (signature): /s/ Minfei Bao

United Time Technology Co., Ltd. (Seal Affixed)

Project contact: Yu Shibin

Address: Floor 7, Block A, Building 5, Software Industry Base, Nanshan District, Shenzhen City

Tel.: 0755-86512198

Signing date: October 6, 2021